Exhibit 10.1

OPTION GRANT AGREEMENT

(U.S. AND CANADIAN EMPLOYEES)

###GRANT_DATE###

###PARTICIPANT_NAME###

PERSONAL AND CONFIDENTIAL

BY EMAIL

Dear ###PARTICIPANT_NAME###

I am pleased to confirm that you have been granted options (the “Options”) to purchase common shares (“Common Shares”) in the capital of Canopy Growth Corporation (“Canopy Growth”) under Canopy Growth’s Amended and Restated Omnibus Incentive Plan, as the same may be amended from time to time (the “Plan”).

This letter agreement shall constitute an “Award Agreement” as defined under the Plan. Other than as set out herein, the Options shall be subject in all respects to the terms and conditions of the Plan, a copy of which you have received and which is available to you via ShareWorks. We encourage you to review the Plan in detail.

Number of Common Shares subject to the Options:	###TOTAL_AWARDS### (the “Optioned Shares”)

Date of Grant:	###GRANT_DATE### (the “Grant Date”)

Exercise Price (per Common Share):	###GRANT_PRICE### (the “Exercise Price”)

Vesting:

Subject always to the right of Canopy Growth to cancel such Options on earlier dates in accordance with the provisions of the Plan, the Options will vest and be exercisable in tranches representing 1/3 of the total grant on the following dates: ###VEST_SCHEDULE_TABLE###

Options will cease to vest on the last date enumerated in the table above, unless:

(a)        You provide Canopy Growth with notice of resignation, in which case any unvested Options will cease to vest on the date on which you provide notice of resignation from your employment with Canopy Growth;

(b)        Canopy Growth terminates your Service (as such term is defined in the Plan) for “cause” (as such term is defined in the Plan), in which case any unvested Options will cease to vest on that date;

(c)        Canopy Growth terminates your Service without cause, in which case any unvested Options will cease to vest on the date that is the conclusion to the applicable statutory notice period required in consideration of the termination of your employment by Canopy Growth without cause;

(d)        The law deems your Service to be terminated, in which case any unvested Options will cease to vest on the date deemed by law to be date of such termination;

(e)        Your Service with Canopy Growth terminates due to death or Disability (as defined below), in which case any unvested Options shall vest 30 days following the date of death or Disability; or

(f)        Your Service with Canopy Growth terminates due to Retirement (as defined below), in which case, provided the date on which you provide notice of Retirement is no earlier than six months following the Date of Grant, your Options will continue to vest in accordance with the schedule set forth above (irrespective of any continued employment or Service requirement). Notwithstanding the foregoing provisions of this section, in the event of your breach of any restrictive covenants regarding non-competition and/or non-solicitation (the “Restrictive Covenants”) incumbent on you pursuant to your employment agreement with the Company following cessation of Service due to Retirement, in addition to any relief described in the Employment Agreement, all unvested Options held by you shall be immediately forfeited on the date which you breach a Restrictive Covenant unless terminated sooner by operation of another term or condition of this Award Agreement or the Plan, and any gain realized by you from the vesting and/ exercise of any Options following such breach, shall be paid by you to the Company.

Following the applicable date of cessation of vesting of your Options above, you will not be entitled to any further vesting of Options nor to damages or compensation of any sort as a result of such limitation.

For purposes of this Award Agreement: “Retirement” means that you (i) voluntarily elect to terminate your Service with Canopy Growth after you attain the age of sixty (60) years old, (ii) have completed five (5) Full Years of continuous Service, (iii) have provided reasonable notice to the company, and (iv) have not received a cash severance or other termination payment in excess of what is provided for in your employment agreement on the occasion of resignation, and a “Full Year” means a twelve-month period beginning on the date of your commencement of Service and each anniversary thereof.

Further, for purposes of this Award Agreement, “Disability” has the same meaning as that provided for in the U.S. Internal Revenue Code Treasury regulation section 1.409A-3(i)(4)(i)(A) (which generally means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.)

Exercise Rights:

Options shall only be exercisable with respect to vested Optioned Shares, and shall be subject to the following additional restrictions:

If you resign other than pursuant to Retirement then, subject you being in a Blackout Period, you will have ninety (90) days from the date on which you provide notice of resignation to exercise any vested Options.

If: (a) your Service is terminated without cause; or (b) the law deems your Service to be terminated, then, subject to you being in a Blackout Period, you will have ninety (90) days from the conclusion of the applicable statutory notice period required in consideration of the termination of your employment to exercise any vested Options.

If your Service terminates due to death or Disability, then, subject to your being in a Blackout Period, you or your legal representatives, as applicable, will have ninety (90) days from the date of death or Disability to exercise any vested Options.

If the last day on which you would be eligible to exercise a vested Option is during, or within 10 business days of the expiration of an applicable Blackout Period, then the exercise period shall be extended to the close of business on the 10th business day following the expiration of the Blackout Period.

If your Service with Canopy Growth terminates due to Retirement and the date on which you provide notice of Retirement is no earlier than six months prior to the Date of Grant, then, once vested, vested Options may be exercised at any time prior to the Expiry Date set forth below.

Expiry Date:	The date six (6) years after the Grant Date

Confidentiality

The terms of this Options grant are confidential and we expect that you will maintain the confidentiality of the grant and not disclose details to other members of the Canopy Growth team or anyone outside Canopy Growth.

All awards issued pursuant to the Plan are administered by Shareworks, or another awards administrator as may be designated by Canopy Growth from time to time. The exercise of vested Options must be completed through your Shareworks account and according to the instructions provided by Shareworks or any other awards administrator that Canopy Growth may designate from time to time. Upon the payment of the Exercise Price in respect of the selected number of vested Options, according to the instructions provided by Shareworks, you will be issued the corresponding number of Common Shares.

Section 13 of the Plan (Change in Control Provisions) shall not apply to any Awards (including the Options) granted hereunder unless otherwise determined by the Committee or the Board (as such terms are defined in the Plan); provided, however, that the direct or indirect acquisition by the CBG Group of more than 50% of the combined voting power of Canopy Growth’s then outstanding securities as a result of the CBG Group’s beneficial ownership of common shares of Canopy Growth held as of the close of the private placement transaction with CBG Holdings LLC (“CBG”) completed on November 1, 2018 (the “CBG Closing”), combined with common shares of Canopy Growth acquired by the CBG Group pursuant to the exercise of any or all of its warrants to purchase common shares of Canopy Growth that were held as of the CBG Closing shall not, in any event or circumstance, constitute a “Change in Control” within the meaning of the Plan. For purposes of this paragraph, “CBG Group” means Greenstar Canada Investment Limited, CBG, and Constellation Brands, Inc. and its respective direct and indirect subsidiaries.

As a condition to the grant of your Options, you are required to indicate your acceptance of this Award Agreement and the terms and conditions of the Plan by signing the acknowledgement electronically at the foot of this letter. If there is any inconsistency between the terms of this Award Agreement and the Plan, you acknowledge that the terms of the Plan shall govern. Canopy Growth may require, as a condition to the issuance of Common Shares pursuant to the exercise of the Options, that in addition to the exercise price you also pay to Canopy Growth any federal, provincial/state or local withholding taxes required by law to be withheld in respect of the exercise of the Options.

The Options are intended to provide you with an opportunity to share in the potential future growth of Canopy Growth. It recognizes your value and the significant impact that your ideas, enthusiasm and hard work will have in making Canopy Growth a success.

It is through working together as a team that we can make Canopy Growth a leader in our field.

Yours very truly,

CANOPY GROWTH CORPORATION

By:

###SIGNATURECEO###

Name: David Klein

Title: CEO

I accept the Options on the terms described in this Award Agreement and understand and agree that my Options are subject in all respects to the terms and conditions of the Award Agreement and the Plan. I have read, understood and agree to comply with the terms of this Award Agreement and the Plan.

###PARTICIPANT_NAME###	###HOME_ADDRESS###	###ACCEPTANCE_DATE###
Signature	Address	Accepted